UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Voxx International Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2025

VOXX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28839	13-1964841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2351 J. Lawson Boulevard, Orlando, Florida	32824
(Address of principal executive offices)	(Zip Code)

(800) 645-7750

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock $0.01 par value	VOXX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, on December 17, 2024, VOXX International Corporation., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gentex Corporation, a Michigan corporation (“Gentex”), and Instrument Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Gentex (“Merger Sub”). On the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Gentex.

On January 27, 2025, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”), a revised version of which was filed with the SEC on February 20, 2025 (as revised, the “Preliminary Proxy Statement”). On March 3, 2025, the Company filed a definitive proxy statement (the “Definitive Proxy Statement”) with the SEC for a Special Meeting of Stockholders (the “Special Meeting”) to be held to be held virtually via live webcast on March 31, 2025 at 10:00 a.m. Eastern time at www.virtualstockholdermeeting.com/VOXX2025SM, in connection with the Merger.

Following announcement of the Merger, as of the date of this Current Report on Form 8-K, the Company received 15 demand letters from purported stockholders (collectively, the “Demand Letters”). The Demand Letters generally allege that certain proxy-statement disclosures by the Company are deficient and demand that the Company make certain corrective disclosures. The Company believes that the alleged omissions are immaterial, that no supplemental or further disclosure is required by applicable rule, statute, regulation or law, and that the Company’s disclosures fully comply with the Securities Exchange Act of 1934, as amended, and all other applicable law. However, in order to avoid potential litigation and the risk that purported stockholders who sent Demand Letters may seek to delay or otherwise adversely affect the implementation of the Merger, and without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the Definitive Proxy Statement as described in this Current Report on Form 8-K (the “Supplemental Disclosure”) to provide additional information to the Company’s stockholders. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the contrary, the Company denies all allegations contained in the Demand Letters suggesting that any additional disclosure was or is required.

The information contained herein and in the Supplemental Disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety, along with the periodic reports and other information the Company has filed with the SEC. To the extent that the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. All page references below are to pages in the Definitive Proxy Statement, and terms used below, unless otherwise defined herein, have the meanings given to such terms in the Definitive Proxy Statement. Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures. For clarity, new text within restated paragraphs from the Definitive Proxy Statement is set forth in underlined text and deleted text within restated paragraphs from the Definitive Proxy Statement is set forth in strikethrough text.

The information contained herein speaks only as of March 21, 2025 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This Supplemental Disclosure supplements and updates the disclosures in the Definitive Proxy Statement as follows.

1.	The last paragraph on page 20 of the section entitled “Special Factors — Background of the Merger” is hereby amended as follows:

On June 17, 2024, the Company Board formed the Transaction Committee, consisting of directors John Adamovich, John Shalam, Ari Shalam, Denise Gibson and Patrick Lavelle, each of whom is unaffiliated with Gentex and its affiliates. Mr. Adamovich was appointed as the Chairman of the Transaction Committee. Mr. Downing was excluded from being a member of the Transaction Committee due to his employment with Gentex, and Mr. Kahli was not appointed to the Transaction Committee due to the history of his relationship with Gentex and Mr. Kahli’s involvement in a joint venture with the Company with respect to BioCenturion LLC, the entity engaged in the biometrics business.

The Company Board delegated to the Transaction Committee, to the fullest extent of the law, the full power and authority, among other things, to (i) review and evaluate the terms and conditions, and determine the advisability of a potential transaction with Gentex and any alternatives, (ii) negotiate the terms and conditions of a potential transaction with Gentex or an alternative transaction with any other person or entity and, if the Transaction Committee deems appropriate, recommend to the Company Board to approve or reject the potential transaction with Gentex or any alternative transaction on behalf of the Company, (iii) determine whether such proposed transaction or any alternative negotiated by the Transaction Committee is fair to, and in the best interests of, the Company and its stockholders, (iv) recommend to the full Company Board what action, if any, should be taken by the Company Board with respect to such proposed transaction or any alternative, and (v) retain consultants and agents, including independent legal counsel and independent financial advisors, as the Transaction Committee deems necessary or appropriate to perform such services and render such opinions or reports as may be necessary or appropriate in order for the Transaction Committee to discharge its duties. The Transaction Committee retained BCLP, as its legal advisor, and Solomon Partners, as its financial advisor. Prior to retaining Solomon Partners, the Transaction Committee considered that there were no material relationships with Solomon Partners relevant to the engagement, which was subsequently confirmed by Solomon Partners in writing. In determining to include John Shalam and Ari Shalam as members of the Transaction Committee, the Company Board considered it important that such directors and their family members would not seek or accept any different consideration on account of their disproportionate voting rights or the significant number of shares of Company Common Stock beneficially owned by them, and their agreement that any strategic transaction that is undertaken would value the shares of Class A Common Stock and Class B Common Stock on an equivalent economic basis. John and Ari Shalam confirmed these understandings and agreements.

2.	The first paragraph of the section entitled “Special Factors — Purpose and Reasons of the Company for the Merger; Recommendation of the Company Board and the Transaction Committee; Fairness of the Merger” on page 29 is hereby amended as follows:

The Company Board duly established the Transaction Committee, consisting of directors unaffiliated with Gentex or Merger Sub, in order to avoid potential conflicts with Gentex and its subsidiaries, and delegated to it, to the fullest extent of the law, the full power and authority, among other things, to (i) review and evaluate the terms and conditions, and determine the advisability of a potential transaction with Gentex and any alternatives, (ii) negotiate the terms and conditions of a potential transaction with Gentex or an alternative transaction with any other person or entity and, if the Transaction Committee deems appropriate, recommend to the Company Board to approve or reject the potential transaction with Gentex or any alternative transaction on behalf of the Company, (iii) determine whether such proposed transaction or any alternative negotiated by the Transaction Committee is fair to, and in the best interests of, the Company and its stockholders, (iv) recommend to the full Company Board what action, if any, should be taken by the Company Board with respect to such proposed transaction or any alternative, and (v) retain consultants and agents, including independent legal counsel and independent financial advisors, as the Transaction Committee deems necessary or appropriate to perform such services and render such opinions or reports as may be necessary or appropriate in order for the Transaction Committee to discharge its duties.

3.	The last paragraph on page 38 and the table on the top of page 39 of the Definitive Proxy Statement in the section entitled “Special Factors—Opinion of Solomon Partners—Selected Publicly Traded Companies Analysis”.

With respect to the Selected Companies, Solomon Partners calculated the enterprise value (which represents the equity value plus book values of total debt, including preferred stock and minority interests, less cash and cash equivalents) (“EV”) as a multiple of equity research analysts’ median consensus estimated earnings before interest, tax, depreciation, amortization, (“EBITDA”) calendarized to the twelve-month period ending December 31, 2024 (“CY 2024E”)~~.~~, as follows:

Selected Companies	EV (in millions)	EV as a Multiple of CY 2024E EBITDA
Visteon Corporation	$2,360	5.0x
Bang & Olufsen A/S	$148	4.5x
Tokai Rika Co., LTD	$885	2.6x

The table below summarizes the results of these calculations:

	Selected Companies
EV as a Multiple of:				Median
CY 2024E EBITDA	Range:	2.6x - 5.0	x	4.5	x

4.	The table under the heading “Special Factors—Opinion of Solomon Partners—Selected Precedent Transaction Analysis” on page 39 of the Definitive Proxy Statement is hereby amended as follows:

Target	Acquiror	Announcement Date	EV (in millions)	LTM Adjusted EBITDA Multiple
McGavigan Holdings Ltd.	CCL Industries Inc.	January 2022	$106	7.2x
Vehicle Safety Holding Corp.	VOXX International Corporation	February 2020	$17	5.5x
Pro Audio GmbH	Focusrite plc	July 2019	$20	10.6x
Harman International Industries, Inc.	Samsung Electronics Co., Ltd.	November 2016	$8,341	10.2x
Skullcandy, Inc.	Mill Road Capital II, L.P.	August 2016	$155	11.8x

5.	The last paragraph under the heading “Special Factors—Opinion of Solomon Partners—Other Factors” on the top of page 40 of the Definitive Proxy Statement is hereby amended as follows:

Solomon Partners determined the implied enterprise valuation ranges for each of these segments (“segment-level enterprise value”) based on market tests and discussions with Management and reflects the judgement and experience of Solomon Partners. The segment-level enterprise value range for Premium Audio was $82.8 million to $132.5 million and for Automotive OEM, Automotive Aftermarket and German Accessories was $40.0 million to $60.0 million. Solomon Partners then added a range of illustrative corporate severance and transition / wind down costs to the combined implied segment-level enterprise value range. The range of illustrative corporate severance and transition / wind down costs was ($25.9) million to ($21.9) million. Solomon Partners then added the implied enterprise value range for the Company’s equity in the ASA Electronics joint venture and the implied enterprise value range for the Company’s equity in the BioCenturion LLC joint venture to calculate an implied enterprise value range for the Company as a whole. The implied enterprise value range for the Company’s equity in the ASA Electronics joint venture was $23.8 million to $37.6 million and for the Company’s equity in the BioCenturion LLC joint venture was $0 to $4.0 million. Based on this analysis, Solomon Partners calculated a low to mid to high implied per share price range for the Company’s common stock of $4.29 to $6.23 to $8.18. When calculating the per share price range for the Company’s common stock, Solomon Partners did not include ($40.6 million) of negative non-controlling interest (as derived from the Company’s Form 10-Q for the period ending August 31, 2024). In the course of this analysis, Solomon Partners did not consider any potential tax impact of a break-up sale and did not consider any potential risks including, but not limited to, execution risk, timing risk, stranded costs, uncertain future financial performance, buyer landscape, market sentiment, public disclosure and tax leakage.

6.	The last paragraph on page 41 under the heading “Special Factors—Opinion of Solomon Partners—Miscellaneous” of the Definitive Proxy Statement is hereby amended as follows:

The Transaction Committee selected Solomon Partners as its financial advisor because it is a recognized financial advisory firm that has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter, dated July 2, 2024, the Transaction Committee engaged Solomon Partners to act as its financial advisor in connection with the Merger. The engagement letter provides for a transaction fee that is estimated, based on the information available as of the date of announcement of the Merger Agreement, to consist of (i) $2.0 million, which was payable upon the delivery by Solomon Partners of its opinion to the Transaction Committee; and (ii) approximately $2.4 million, which is contingent upon the closing of the Merger. In addition, the Company has agreed to reimburse Solomon Partners’ expenses and indemnify Solomon Partners against certain liabilities arising out of Solomon Partners’ engagement. The fee payable to Solomon Partners upon delivery of its opinion, and the obligation to reimburse Solomon Partners for expenses was not contingent upon the conclusions set forth in the opinion or whether Solomon Partners determined that a favorable opinion could not be delivered.

Solomon Partners has not, during the two years prior to the date of its opinion provided any financial advisory services to the Company, Gentex or any of their respective affiliates for which it received payment, other than serving as financial advisor to the Company in connection with the Transaction. In the future, Solomon Partners, Natixis and their respective affiliates may provide financial advisory services to the Company, Gentex and/or their respective affiliates and may receive compensation for rendering such services, although no such services were contemplated or had been discussed with Solomon Partners on or prior to December 17, 2024, the date that Solomon Partners delivered its oral opinion to the Transaction Committee, which was subsequently confirmed in writing by delivery of its written opinion to the Transaction Committee on December 17, 2024.

7.	The last paragraph and table on page 49 of the section of the Definitive Proxy Statement entitled “Special Factors—Certain Unaudited Prospective Financial Information” is hereby amended as follows:

The following table is a summary of the December Forecasts:

December forecasts (in millions)	FY 2025
Net Sales	$375.9
Cost of Goods Sold	$272.3
Gross Profit	$103.7
Total Operating Expenses	$122.1
Operating Income/(Loss)	$(18.4)
Total Other (Income)/Expense	$(11.5)
Total Joint Venture (Income)/Loss	$(3.5)
Net Income Before Taxes	$(3.4)
Net Income Before Taxes Attributable to the Company	$(2.0)
Depreciation & Amortization	$10.7
Net Interest Expense	$6.3
EBITDA	$15.0
Gain on Sale of VOXX HQ Building	$(7.3)
Gain on Sale of VOXX Accessories Business	$(8.3)
All Other Adjustments	$1.8
Adjusted EBITDA	$1.3

* Certain amounts may not foot due to rounding.

8.	The section of the Definitive Proxy Statement entitled “Special Factors—Interests of Executive Officers and Directors of the Company in the Merger—Employment Arrangements Following the Merger” on page 56 of the Definitive Proxy Statement is hereby amended as follows:

As previously disclosed on a Current Report on Form 8-K filed by the Company with the SEC on November 13, 2024, which report is incorporated into this proxy statement by reference, on November 11, 2024, the Company entered into amendments to its employment agreements with each of Mr. Lavelle and Ms. Shelton (the “Shelton November Amendment”). The main intention of the Company was to ensure that such executive officers would continue their employment with the Company following a change in control transaction to assist a purchaser’s integration of the business, which the Company’s Compensation Committee felt was important.

Mr. Lavelle’s employment agreement, effective as of March 1, 2019, as previously amended, was modified to, among other things:

•	extend the employment term (which was set to expire on February 28, 2025) by an additional year through February 28, 2026;

•	provide for a lump sum payment of $1,000,000 upon the closing of a change in control transaction, such as the Merger (which transaction bonus was subsequently rescinded in favor of an increase in his severance compensation following a termination without cause or resignation for Good Reason from $1,000,000 to $2,000,000, which would be payable in monthly installments over two years, as provided in a further amendment to his employment agreement effective December 31, 2024); and

•	provide Mr. Lavelle with the right to resign with 180 days’ prior written notice (which is an increase from the 20 days’ prior written notice in his 2019 agreement) for good reason under his employment agreement.

Ms. Shelton’s employment agreement, effective as of March 1, 2019, as previously amended, was modified to, among other things:

•	extend the employment term (which was set to expire on February 28, 2025) by an additional year through February 28, 2026;

•	provide for a lump sum payment of $550,000 upon the closing of a change in control transaction (such as the Merger), and if a change in control transaction was not completed or pending, such that Ms. Shelton would not be entitled to her $550,000 transaction bonus or severance benefits upon a qualifying termination, Ms. Shelton would be entitled to receive a lump sum payment equal to $300,000 upon her death, termination due to disability, termination without cause, resignation for good reason (provided that Ms. Shelton’s resignation for good reason was not triggered by the occurrence of a change of control) or expiration of the term. The Shelton November Amendment was further amended, effective December 31, 2024, to remove the “Implementation of the ERP System” (as defined in the Shelton November Amendment) as a payment trigger for the $300,000 lump sum payment; and

•	provide that a good reason resignation shall include resignation for any reason, as long as she gives 90 days’ advance written notice of her resignation (which is an increase from the 20 days’ prior written notice in her 2019 agreement).

As disclosed in “Special Factors — Background of the Merger,” on November 14, 2024, Gentex submitted the Gentex Final Round Proposal, which stated that Gentex plans to minimize overlapping functions, processes and costs, and that Gentex expects involvement from members of the Company’s current senior management during the integration of Gentex and the Company, but Gentex did not identify specific individuals or arrangements. The Gentex Final Round Proposal further stated that Gentex would aim to achieve consistent compensation systems with Gentex’s existing entities, including compensation and bonus programs.

As of the date of this proxy statement, Gentex has not approached or discussed with any executive officer or director continuation of employment following the Closing. ~~As of the date of this proxy statement, none of the Company’s executive officers has (i) reached an understanding on potential employment or other retention terms with the Surviving Corporation, or with Gentex or Merger Sub (or any of their respective affiliates) or (ii) entered into any definitive agreements or arrangements regarding employment or other retention with the Surviving Corporation or with Gentex or Merger Sub (or any of their respective affiliates) to be effective following the consummation of the Merger.~~ However, prior to the Effective Time, Gentex or Merger Sub (or their respective affiliates) may have discussions with certain of the Company’s executive officers regarding employment or other retention terms and may enter into definitive agreements regarding employment, retention, or the right to participate in the equity plans of Gentex ~~in connection with~~ following the Merger. Any such agreements will not increase or decrease the Per Share Merger Consideration paid to the Company’s stockholders in the Merger.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. All statements, other than statements of historical facts, including statements concerning the Company’s plans, objectives, goals, beliefs, strategy and strategic objectives, future events, business conditions, results of operations, financial position, business outlook, business trends and other information, as well as statements related to the expected timing, completion, financial benefits, and other effects of the proposed merger, may be forward-looking statements. These statements are based on current expectations of future events and may include words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates, expectations and assumptions and involve a number of known and unknown economic, business, competitive, technological, and/or regulatory risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Risks and uncertainties include, but are not limited to: (i) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of its shares of Class A Common Stock, (ii) the failure to satisfy the conditions to the consummation of the proposed merger, including the adoption of the Merger Agreement by the stockholders of the Company, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed merger on the Company’s business relationships, operating results and business generally, (v) the risk that the proposed merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the proposed merger, (vi) the risk of litigation and/or regulatory actions related to the proposed merger or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future, (vii) the risk that the proposed merger and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, employees, stockholders and other business partners and on its operating results and business generally, (viii) the risk that the Company’s business will be adversely impacted during the pendency of the transaction, (ix) significant transaction costs, and (x) risks related to disruption of management attention from ongoing business operations due to the proposed merger. The foregoing list of risk factors is not exhaustive. Readers are advised to carefully consider the foregoing risk factors and the other risks and uncertainties that affect the businesses of the Company described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2024, filed with the SEC on May 14, 2024, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2024, filed with the SEC on February 7, 2025 and other reports and documents filed from time to time with the SEC. Although the Company believes that the forward-looking statements included in this Current Report on Form 8-K are based upon reasonable assumptions, it cannot guarantee future results, events, levels of activity, performance or achievements. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law. You are cautioned not to place undue reliance on these forward-looking statements.

Important Information for Investors and Stockholders

This communication is being made in connection with the proposed merger involving the Company, a Delaware corporation, Gentex, a Michigan corporation, and Merger Sub, a Delaware corporation and wholly owned subsidiary of Gentex. In connection with the proposed merger, the Company filed the Definitive Proxy Statement with the SEC on March 3, 2025, which was mailed to the Company’s stockholders of record as of February 24, 2025. This communication is not a substitute for the Definitive Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS.

Stockholders will be able to obtain, free of charge, copies of such documents filed by the Company when filed with the SEC in connection with the proposed transaction at the SEC’s website (http://www.sec.gov). In addition, the Company’s stockholders will be able to obtain, free of charge, copies of such documents filed by the Company on the Company’s website (https://www.voxxintl.com).

Participants in Solicitation

The Company, Gentex and certain of their directors, executive officers and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the Company’s directors and executive officers, additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Definitive Proxy Statement, the Schedule 13E-3 and in subsequent documents that are filed or will be filed with the SEC regarding the proposed merger. Free copies of these materials may be obtained as described in the preceding paragraph.

The Company, Gentex and certain of their directors, executive officers and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the directors and executive officers of the Company, Gentex and Merger Sub is contained in the Company’s Definitive Proxy Statement and Schedule 13E-3 filed with the SEC by the Company, Gentex and Merger Sub. A description of the direct or indirect interests, by security holdings or otherwise of the Company’s directors and executive officers and Gentex are also included in the Definitive Proxy Statement, Schedule 13E-3 and other relevant documents filed with the SEC regarding the proposed merger. Free copies of these materials may be obtained as described in the preceding section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2025

VOXX INTERNATIONAL CORPORATION
(Registrant)

By:	/s/ Loriann Shelton
Name:	Loriann Shelton
Title:	Senior Vice President
Chief Financial Officer
Chief Operating Officer